Exhibit 99.1

Contact:	Timothy R. Yost	2000 Pennsylvania Avenue, N.W.
	Chief Financial Officer	Suite 6000
	(202) 777-5455	Washington, D.C. 20006
	heroldl@executiveboard.com	www.executiveboard.com
THE CORPORATE EXECUTIVE BOARD REPORTS THIRD-QUARTER DILUTED EARNINGS
PER SHARE OF $0.59 AND 15% REVENUE GROWTH
WASHINGTON, D.C. — (October 24, 2007) - The Corporate Executive Board Company (“CEB” or the “Company”) (NASDAQ: EXBD) today announces financial results for the third quarter ended September 30, 2007. Revenues for the third quarter increased 15.1% to $136.3 million from $118.4 million for the third quarter of 2006. Net income increased 1.3% to $21.4 million from $21.1 million. Diluted earnings per share for the third quarter of 2007 increased 13.5% to $0.59 from $0.52 for the third quarter of 2006.
For the first nine months of 2007, revenues were $390.5 million, a 16.5% increase from $335.1 million for the first nine months of 2006. Net income for the first nine months of 2007 increased 3.7% to $58.1 million from $56.0 million for the first nine months of 2006. Diluted earnings per share for the first nine months of 2007 were $1.54, a 12.4% increase from $1.37 for the first nine months of 2006.
Contract Value growth in the third quarter of 2007 was 16.2%, as a result of continued cross-sales to existing clients, new client acquisitions, and new program launches. The average cross-sell ratio was 3.53, reflecting cross-sell ratios of 4.05 in the Company’s large corporate market and 1.31 in the middle market. Growth from new clients continued to be strong as experienced over the past two years, and is tracking towards the high end of its annual guidance range. This strong growth came from both the traditional larger company markets as well as from the middle market. Growth from cross sales and new programs were tracking towards their annual guidance ranges. Companies joining their first CEB program in the quarter included: Red Bull GmbH; Red Wing Shoe Company, Inc.; Swiss International Air Lines; University of California; VeriFone, Inc.; and Wipro Ltd.
Tom Monahan, Chief Executive Officer commented, “I’m pleased with the progress we made in the quarter on several fronts, including our ongoing efforts to rebuild the sales force and the quality of those new hires. We ended the quarter with 293 sales teams putting us on track towards our year end goal. There are, however, areas where there is still plenty of work to do, particularly in reducing the time to productivity for those new sales hires and continuing to rebuild our sales pipelines as we enter the fourth quarter. This will have the effect of moving some sales related activities and expenses from the third quarter to the fourth quarter, and resulted in lower than budgeted marketing and member services expense for the third quarter. I remain confident that we will continue to realize measurable returns on the investments we put in place across 2007 and that these investments will set us up for a strong start to 2008.
“Today, I am pleased to announce the fifth of the six to seven membership programs we will launch in 2007, the Logistics Leadership Board (LLB). LLB serves senior executives responsible for managing the distribution networks and activities of our member companies. As with all our new programs, LLB program has benefited enormously from the advice and guidance of our charter members, including senior executives from: Cisco Systems, Inc.; Jabil Circuit, Inc.; Merck & Co., Inc.; Rohm and Haas Company; and Target Corporation. This brings our total number of membership-based programs to 47.”

Share Repurchase
During the nine months ended September 30, 2007, the Company repurchased approximately 3,793,000 shares of its common stock at a total cost of $270.8 million. Repurchases will continue to be made in open market and privately negotiated transactions subject to market conditions. No minimum number of shares has been fixed. The Company is funding its share repurchases with cash on hand and cash generated from operations.
Outlook for 2007
The following statements summarize the Company’s guidance for 2007. For the fourth quarter of 2007, the Company expects revenues of approximately $143.5-$149.5 million. This will equate to annual revenue growth for 2007 of approximately 16.0-17.5%.
The Company is raising its guidance on annual diluted earnings per share for 2007 to a range of $2.11 to $2.16. Included in this amount is approximately $0.40 of share-based compensation expense. For the fourth quarter of 2007, the Company expects diluted earnings per share of $0.57-$0.62. This includes approximately $0.02 of additional expenses for certain sales activities in the fourth quarter which were originally planned for the third quarter.
For the full year 2007, the Company expects other income of approximately $16.5 to $17.0 million, an effective income tax rate of approximately 38.5% and diluted weighted shares outstanding of approximately 37.0–37.5 million.
The diluted earnings per share, interest income and weighted shares outstanding guidance includes only share repurchases made as of September 30, 2007.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by the important factors, among others, set forth below and in CEB’s filings with the U.S. Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, difficulties we may experience in anticipating market trends, our need to attract and retain a significant number of highly skilled employees, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential exposure to loss of revenue resulting from our unconditional service guarantee, various factors that could affect our estimated income tax rate or our ability to use our existing deferred tax assets, changes in estimates or assumptions under FAS No. 123(R), whether the Washington, D.C. Office of Tax and Revenue withdraws our QHTC status and possible volatility of our stock price. These and other factors are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of CEB’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, its 2006 Annual Report on Form 10-K. The forward-looking statements in this press release are made as of October 24, 2007, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.
The Corporate Executive Board Company is a leading provider of best practices research and analysis focusing on corporate strategy, operations and general management issues. CEB provides its integrated set of services currently to more than 3,700 of the world’s largest and most prestigious corporations, including over 80% of the Fortune 500. These services are provided primarily on an annual subscription basis and include best practices research studies, executive education seminars, customized research briefs and Web-based access to a library of over 275,000 corporate best practices.

Financial Highlights
(In thousands, except per share data)
(Unaudited)

	Selected	Three Months Ended		Selected	Nine Months Ended
	Growth	September 30,		Growth	September 30,
	Rates	2007	2006	Rates	2007	2006
Financial Highlights
(GAAP, as reported):
Revenues	15.1%	$136,288	$118,390	16.5%	$390,510	$335,121
Net income	1.3%	$21,392	$21,112	3.7%	$58,085	$55,994
Basic earnings per share	13.2%	$0.60	$0.53	12.1%	$1.57	$1.40
Diluted earnings per share	13.5%	$0.59	$0.52	12.4%	$1.54	$1.37
Weighted average shares outstanding:
Basic		35,932	39,759		37,106	39,937
Diluted		36,346	40,481		37,626	41,007

THE CORPORATE EXECUTIVE BOARD COMPANY
Operating Statistic and Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Selected	Three Months Ended		Selected	Nine Months Ended
	Growth	September 30,		Growth	September 30,
	Rates	2007	2006	Rates	2007	2006
Operating Statistic

Contract Value (1) (at period end)	16.2%	$523,134	$450,288

Financial Highlights
Revenues	15.1%	$136,288	$118,390	16.5%	$390,510	$335,121
Cost of services (2)		45,600	42,757		137,540	119,276

Gross profit		90,688	75,633		252,970	215,845

Member relations and marketing (2)		38,063	30,455		109,791	91,230
General and administrative (2)		16,898	14,818		52,923	45,343
Depreciation and amortization		4,176	2,141		10,247	6,563

Income from operations	11.8%	31,551	28,219	10.0%	80,009	72,709

Other income, net		3,233	6,109		14,437	18,337

Income before provision for income taxes		34,784	34,328		94,446	91,046
Provision for income taxes		13,392	13,216		36,361	35,052

Net income	1.3%	$21,392	$21,112	3.7%	$58,085	$55,994

Basic earnings per share	13.2%	$0.60	$0.53	12.1%	$1.57	$1.40
Diluted earnings per share	13.5%	$0.59	$0.52	12.4%	$1.54	$1.37

Weighted average shares outstanding
Basic		35,932	39,759		37,106	39,937
Diluted		36,346	40,481		37,626	41,007

Percentages of Revenues
Gross profit		66.5%	63.9%		64.8%	64.4%
Member relations and marketing		27.9%	25.7%		28.1%	27.2%
General and administrative		12.4%	12.5%		13.6%	13.5%
Depreciation and amortization		3.1%	1.8%		2.6%	2.0%
Income from operations		23.2%	23.8%		20.5%	21.7%

(1)	We define “Contract Value” as of the quarter-end as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement.

(2)	The following amounts relating to share-based compensation are included in the Statements of Operations above for the three months ended September 30, 2007 and 2006, respectively: Cost of services, $2,753 and $2,812, Member relations and marketing, $1,248 and $1,365 and General and administrative, $1,997 and $1,721. The following amounts relating to share-based compensation are included in the Statements of Operations above for the nine months ended September 30, 2007 and 2006, respectively: Cost of services, $8,616 and $9,140, Member relations and marketing, $3,772 and $4,298 and General and administrative, $5,707 and $5,559.

THE CORPORATE EXECUTIVE BOARD COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	Sept. 30, 2007	Dec. 31, 2006
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$73,906	$171,367
Marketable securities	20,799	119,534
Membership fees receivable, net	84,489	153,107
Deferred income taxes, net	15,693	15,109
Deferred incentive compensation	11,060	13,160
Prepaid expenses and other current assets	9,147	9,881

Total current assets	215,094	482,158

Deferred income taxes, net	15,232	12,896
Marketable securities	78,112	196,386
Goodwill	42,246	6,364
Other intangible assets	20,566	1,462
Other non-current assets	18,978	9,801
Property and equipment, net	72,999	26,988

Total assets	$463,227	$736,055

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable and accrued liabilities	$50,991	$66,773
Accrued incentive compensation	22,833	25,062
Deferred revenues	252,315	308,671

Total current liabilities	326,139	400,506

Other liabilities	51,284	17,684

Total liabilities	377,423	418,190

Total stockholders’ equity	85,804	317,865

Total liabilities and stockholders’ equity	$463,227	$736,055

THE CORPORATE EXECUTIVE BOARD COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$58,085	$55,994
Adjustments to reconcile net income to net cash flows provided by Operating activities:
Depreciation and amortization	10,247	6,530
Deferred income taxes, net	(2,759)	34,328
Share-based compensation	18,103	18,997
Excess tax benefits from share-based compensation arrangements	(2,409)	(29,031)
Amortization of marketable securities discounts, net	(633)	(1,658)
Changes in operating assets and liabilities:
Membership fees receivable, net	70,159	46,423
Deferred incentive compensation	2,100	1,589
Prepaid expenses and other current assets	734	(1,502)
Other non-current assets	(5,291)	(7,061)
Accounts payable and accrued liabilities	(20,244)	(8,891)
Accrued incentive compensation	(2,229)	(6,684)
Deferred revenues	(56,356)	(37,430)
Other liabilities	2,400	5,694

Net cash flows provided by operating activities	71,907	77,298

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(16,482)	(13,487)
Cost method investment	(3,829)	—
Acquisition of business, net of cash acquired	(58,288)	—
Sales and maturities (purchases) of marketable securities, net	219,098	(194,537)

Net cash flows provided by (used in) investing activities	140,499	(208,024)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of common stock options	691	2,890
Proceeds from the issuance of common stock under the Employee stock purchase plan	1,630	1,461
Excess tax benefits from share-based compensation arrangements	2,409	29,031
Purchase of treasury shares	(270,764)	(166,807)
Payment of dividends	(43,833)	(35,680)
Reimbursement of common stock offering costs	—	70
Payment of common stock offering costs	—	(70)

Net cash flows used in financing activities	(309,867)	(169,105)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(97,461)	(299,831)
Cash and cash equivalents, beginning of period	171,367	424,276

Cash and cash equivalents, end of period	$73,906	$124,445